CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 116 to the Registration Statement (Form N-1A Nos. 33-44254 and 811-06490) of our reports dated February 26, 2020 on the financial statements and financial highlights of BNY Mellon Large Cap Growth Fund and BNY Mellon Large Cap Equity Fund (two of the funds constituting BNY Mellon Investment Funds V, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended December 31, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

April 24, 2020